EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. C. Penney Company, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 33-28390, 33-66070, 333-33343, 333-27329, 333-62066, 333-125356 and 333-159349) and Form S-3 (Registration No. 333-166241-01) of J. C. Penney Company, Inc. of our reports dated March 29, 2011, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. and subsidiaries as of January 29, 2011 and January 30, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 29, 2011, and the effectiveness of internal control over financial reporting as of January 29, 2011, which reports appear in the January 29, 2011 annual report on Form 10-K of J. C. Penney Company, Inc.

Dallas, Texas

March 29, 2011